Exhibit (a)(1)(E)

GREENHILL & CO., INC.

OFFER TO PURCHASE FOR CASH

UP TO 9,000,000 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $17.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 25, 2017, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

September 27, 2017

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 27, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the Offer by Greenhill & Co., Inc., a Delaware corporation (“Greenhill” or the “Company”), to purchase for cash up to 9,000,000 shares of its Common Stock, par value $0.01 per share (the “Shares”), at a price of $17.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, Greenhill will pay the Purchase Price, subject to the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, for Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered may not be purchased if more than 9,000,000 Shares are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at Greenhill’s expense promptly after the Expiration Date.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer, however, is subject to other conditions set forth in Section 7 of the Offer to Purchase, including the Financing Condition. The Company’s obligation to accept and pay for Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions.

As of September 25, 2017, Greenhill had 29,638,437 issued and outstanding Shares (and 5,560,299 Shares reserved for issuance upon vesting of all outstanding RSUs and 1,176,470 shares expected to be issued in the Chairman Purchase and the CEO Purchase described in Section 11 of the Offer to Purchase). If the Offer is fully subscribed, the Offer will result in the repurchase by Greenhill of 9,000,000 Shares, which would represent approximately 30% of its issued and outstanding Shares, or 25% of its outstanding Shares on a fully diluted basis.

The Company expressly reserves the right, in its sole discretion, to elect to purchase more than 9,000,000 Shares in the Offer, subject to applicable law. See Section 1 of the Offer to Purchase.

As described in the Offer to Purchase, if less than 9,000,000 Shares are properly tendered and not properly withdrawn, Greenhill will buy all Shares properly tendered and not properly withdrawn. If more than 9,000,000 Shares (or such greater amount as Greenhill may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, Greenhill will purchase Shares in the following order of priority:

First, Greenhill will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

Second, after purchasing all the odd lots that were properly tendered and not properly withdrawn, Greenhill will purchase Shares from all other stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until Greenhill has acquired 9,000,000 Shares (or such greater amount as Greenhill may elect to purchase, subject to applicable law); and

Third, only if necessary to permit Greenhill to purchase 9,000,000 Shares (or such greater amount as Greenhill may elect to purchase, subject to applicable law), Greenhill will purchase Shares from stockholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, Greenhill may not purchase all of the Shares that you tender. See Sections 1 and 6 of the Offer to Purchase.

WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.             As indicated in the attached Instructions Form, any payment for accepted Shares will be made in cash, less applicable withholding taxes and without interest, promptly after the Expiration Date.

2.             The Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on October 25, 2017, unless the Offer is extended by Greenhill.

3.             The Offer is not conditioned on any minimum number of Shares being tendered. The Offer, however, is subject to other conditions, including the Financing Condition. The Company’s obligation to accept and pay for Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7 of the Offer to Purchase.

4.             None of Greenhill or any members of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer.

5.             Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by Greenhill in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary.

If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, detaching and returning the attached Instructions Form. An envelope to return your Instructions Form to us is enclosed. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instructions Form.

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Please forward your Instructions Form to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the Expiration Date of the Offer.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Shares. The Offer is not being made to, and tenders will not be accepted from or on behalf of, stockholders in any jurisdiction where it would be illegal to do so, provided that Greenhill will comply with the requirements of Rule 13e–4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended. However, Greenhill may, at its discretion, take any action necessary to make the Offer to stockholders in any such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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INSTRUCTIONS FORM

With Respect to the Offer By

Greenhill & Co., Inc.

To Purchase for Cash up to 9,000,000 Shares of its Common Stock, Par Value $0.01 Per Share, at a Purchase Price of $17.00 Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 27, 2017, and the related Letter of Transmittal (which together, as they may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Greenhill & Co., Inc., a Delaware corporation (“Greenhill”), to purchase for cash up to 9,000,000 shares of its Common Stock, par value $0.01 per share (the “Shares”), for $17.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

This Instructions Form will instruct you to tender to Greenhill the number of Shares indicated below or, if no number is indicated below, all Shares which are held by us and beneficially owned by you and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES BEING TENDERED HEREBY:                 SHARES*

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

ODD LOTS

(See Instruction 13 of the Letter of Transmittal)

This section is to be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares.

☐	By checking this box, the undersigned represents that the undersigned owns, whether beneficially or of record, an aggregate of fewer than 100 Shares and is tendering all of those Shares.

CONDITIONAL TENDER

(See Instruction 12 of the Letter of Transmittal)

A tendering stockholder may condition his or her tender of Shares upon Greenhill purchasing a specified minimum number of the Shares tendered, as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of Shares you indicate below is purchased by Greenhill pursuant to the terms of the Offer, none of the Shares tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Each stockholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer before completing this section. No assurances can be provided that a conditional tender will achieve the intended United States federal income tax result for any stockholder tendering Shares. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of Shares that must be purchased from me, if any are purchased from me, is: Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, Greenhill may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

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SIGN HERE

Account Number:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

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